Exhibit 99.1

ChineseInvestors.com, Inc. taps Chief Financial Officer

for its wholly-owned subsidiary, CBD Biotech

SAN GABRIEL, California, December 18, 2018 /PRNewswire/ -- ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announced the appointment of Alex Hamilton, as Chief Financial Officer of its wholly-owned subsidiary, CBD Biotechnology, LTD. Mr. Hamilton’s focus will be on the execution of the previously announced spin-off of CBD Biotech, as well as overseeing a variety of corporate functions, including accounting, business operations and pricing, financial planning and analysis, financial reporting, investor relations, internal Audit, SEC reporting, tax and treasury functions.

“I am humbled by this appointment and look forward to unlocking a lot of value with the spin-off,” says Mr. Hamilton. “This is an exciting opportunity with rapid growth, a first-to-market advantage and a way to benefit to from the largest market ever, the Chinese mainland population.”

Through Mr. Wang’s continued leadership as CEO of CIIX, Mr. Hamilton’s leadership as the CFO of CBD Biotechnology coupled with Summer Yun’s leadership as the CEO of CBD Biotechnology, the Company hopes to refocus on its core financial services/media business. Mr. Hamilton has spent the previous five years as a consultant, serving as Founder and CEO of Hamilton Strategy Group.

“We are all energized by the appointment of Alex Hamilton as the CFO of CBD Biotech,” says Mr. Wang. “Mr. Hamilton is a seasoned financial executive, a veteran of Wall Street with over 20 years of experience, strategic advisor, entrepreneur and investor. I am confident he will lead the company through a seamless transition and beyond.”

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information, visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the company’s actual results to differ materially from those indicated in the forward-looking statements.

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Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd., #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1-214-636-2548

Corporate Communications:

NetworkNewsWire (NNW)

New York, New York

www.NetworkNewsWire.com

+212-418-1217 Office

Editor@NetworkNewsWire.com

SOURCE ChineseInvestors.com, Inc.

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